                                                                  EXHIBIT 10.4

THE BANK OF CALIFORNIA


                             LINE OF CREDIT NOTE

$3,000,000.00                                 dated effective as of May 7, 1996

Each signer of this Note ("Borrower") promises to pay to the order of THE BANK OF CALIFORNIA, N.A. ("Bank") at its office at 770 L. Street, Suite 1400, Sacramento, CA 95814 or at such other place as Bank may designate in writing, in lawful money of the United States of America, the principal sum of THREE MILLION AND NO/100 DOLLARS ($3,000,000.00), or so much thereof as may be advanced and outstanding, with interest on each advance under this Note from the date it is disbursed until maturity, whether scheduled or accelerated, at a fluctuating rate per annum at all times equal to the rate Bank announces to be in effect from time to time as its prime rate (the "Prime Rate") plus
 .50%. The Prime Rate is a rate set by Bank based upon various factors including general economic and market conditions, and is used as a reference point for pricing certain loans. Bank may price its loans at, above, or below the Prime Rate.

During the term of this Note, Borrower may borrow, repay and reborrow as Borrower may elect, in minimum amounts of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) and subject to all limitations, terms and conditions contained herein and in any other agreements or documents executed in connection with this Note; provided, however, that the outstanding principal balance of this Note shall at no time exceed the maximum principal amount stated above.

Interest shall be payable on the 1st day of each consecutive month beginning the first such date after the first advance under this Note, and continuing through May 1, 1997, on which date all accrued interest and principal remaining unpaid shall be due and payable in full. Principal, interest, and all other sums owed Bank under any Loan Document (as defined below) shall be evidenced by entries in records maintained by Bank for such purpose. Each payment on and any other credits with respect to principal, interest and all other sums outstanding under any Loan Document shall be evidenced by entries in such records. Bank's records shall be conclusive evidence thereof.

Notwithstanding the rights given to Borrower pursuant to California Civil Code sections 1479 and 2822 or equivalent provisions in the laws of the state specified in the governing law clause of this document (and any amendments or successors thereto), to designate how payments will be applied, Borrower hereby waives such rights and Bank shall have the right in its sole discretion to determine the order and method of the application of payments to this and/or any other credit facilities that may be provided by Bank to Borrower and to revise such application prospectively or retroactively at its discretion.

Borrower hereby expressly authorizes Bank to debit Borrower's account no. 018-086032 for the amount of each payment of principal and interest and all other sums owed Bank under any Loan Document. Borrower shall have sufficient collected balances in said account in order that each such payment shall be available when due.

Borrower has paid or shall pay to Bank no later than June 1, 1996, a non-refundable fee of $5,000.00 for this line of credit.

Each advance shall be made by a deposit to one of Borrower's accounts no. 018-086032 at Bank's Sacramento Office, unless Borrower shall otherwise direct Bank in writing.

Advances may be requested in writing, by telephone, telex or otherwise on behalf of Borrower. Borrower recognizes and agrees that Bank cannot effectively determine whether a specific request purportedly made by or on behalf of Borrower is actually authorized or authentic. As it is in Borrower's best interest that Bank advance funds in response to these forms of request, Borrower assumes all risks regarding the validity, authenticity and due authorization of any request purporting to be made by or on behalf of Borrower. Borrower promises to repay any sums, with interest, that are advanced by Bank pursuant to any request which Bank in good faith believes to be authorized, or when the proceeds of any advance are deposited to the account of Borrower with Bank, regardless of whether any individual or entity, including without limitation Bank where the context so permits and in Bank's sole discretion ("Person"), other than Borrower may have authority to draw against such account.

The obligation of Bank to make any advance to Borrower, the proceeds of which are, at Borrower's request, to be wire-transferred to Borrower or any other Person, shall be subject to all applicable laws and regulations, and the policy of the Board of Governors of the Federal Reserve System on Reduction of Payments System Risk in effect from time to time ("Applicable Law and Policy"). Borrower acknowledges that, as a result of Applicable Law and Policy, the transmission of the proceeds of any advance which Borrower has requested to be wire-transferred may be significantly delayed.

Any unpaid payments of principal or interest on this Note shall bear interest from their respective maturities, whether scheduled or accelerated, at a fluctuating rate per annum at all times equal to the Prime Rate plus 5%, until paid in full, whether before or after judgment.

Interest and fees shall be calculated for actual days elapsed on the basis of a 360-day year, which results in higher interest payments than if a 365-day year were used. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced within the Bank. In no event shall Borrower be obligated to pay interest at a rate in excess of the highest rate permitted by applicable law from time to time in effect.

The occurrence of any of the following shall (1) terminate any obligation of Bank to make or continue the line of credit evidenced by this Note, and shall, at Bank's option, (2) make all sums of interest, principal and any other amounts owing under any Loan Documents immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor or any other notices or demands; and (3) give Bank the right to exercise any other right or remedy provided by contract or applicable law:

     (a) Borrower shall fail to make any payment of principal or interest when due under this Note or to pay any fees or other charges when due, or Borrower or any other Person shall fail to provide Bank with, or to perform any obligation under this Note or any contract, instrument, addenda or document executed in connection with this Note, including without limitation any rate option agreement, guaranty, pledge agreement, security agreement or deed of trust (including this Note, each a "Loan Document").

     (b) Any representation or warranty made, or financial statement, certificate or other document provided, by Borrower or any guarantor ("Guarantor") of the obligations evidenced by this Note ("Obligations") shall prove to have been false or misleading.

     (c) Borrower or any Guarantor shall fail to pay its debts generally as they become due or shall file any petition or action for relief under any bankruptcy, insolvency, reorganization, moratorium, creditor composition law, or any other law for the relief of or relating to debtors; an involuntary petition shall be filed under any bankruptcy law against Borrower or any Guarantor, or a custodian, receiver, trustee, assignee for the benefit of creditors, or other similar official, shall be appointed to take possession, custody or control of the properties of Borrower or any Guarantor; or the death, incapacity, dissolution or termination of the business of Borrower or any Guarantor.

     (d) Borrower or any Guarantor shall fail to perform under any other agreement involving the borrowing of money, the purchase of property, the advance of credit or any other monetary liability of any kind to any Person; or any guaranty of the Obligations shall be revoked or terminated.

     (e) Any governmental or regulatory authority shall take any action, any defined benefit pension plan maintained by Borrower or any Guarantor shall have any unfunded liabilities, or any other event shall occur, any of which, in the judgment of Bank, might have a material adverse effect on the financial condition or business of Borrower or any Guarantor.

     (f) Any sale, transfer or other disposition of all or a substantial or material part of the assets of Borrower or any Guarantor, including without limitation to any trust or similar entity, shall occur.

     (g) Any Person shall fail to perform its obligations under the terms of any promissory note, contract or other obligation that is held by Bank as collateral for the Obligations; or Bank shall not have a perfected security interest in, or shall deem itself insecure with respect to the value of, any collateral being held for the Obligations.

     (h) Any judgment(s) shall be entered against Borrower or any Guarantor, or any involuntary lien(s) of any kind or character shall attach to any assets or property of Borrower or any Guarantor, any of which, in the judgment of Bank, might have a material adverse effect on the financial condition or business of Borrower or any Guarantor.

     (i) Without Bank's prior written consent: if Borrower is a corporation, Borrower's shareholders or record as of the date of this Note shall cease to own a majority of the voting interest in Borrower; or any change shall occur in the executive management or managing partner(s) of Borrower; or any change shall occur in the corporate or legal structure of Borrower.

     (j) Borrower shall fail to perform any of its duties or obligations under any Loan Document not specifically referenced hereinabove.

No failure or delay on the part of Bank in exercising any power, right or privilege under any Loan Document shall operate as a waiver thereof, and no single or partial exercise of any such power, right or privilege shall preclude any further exercise thereof or the exercise of any other power, right or privilege.

Bank has the right at its sole option to continue to accept interest and/or principal payments due under the Loan Documents after default, and such acceptance shall not constitute a waiver of said default or an extension of the maturity date unless Bank agrees otherwise in writing.

DISPUTE RESOLUTION.

     (a) MANDATORY MEDIATION/ARBITRATION. Any controversy or claim between or among the parties, their agents, employees and affiliates, including but not limited to those arising out of or relating to this Note or any related agreements or instruments ("Subject Documents"), including without limitation any claim based on or arising from an alleged tort, shall, at the option of any party, and at that party's expense, be

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     submitted to mediation, using either the American Arbitration
     Association ("AAA") or Judicial Arbitration and Mediation Services, Inc. ("JAMS"). If mediation is not used, or if it is used and it fails to resolve the dispute within 30 days from the date AAA or JAMS is engaged, then the dispute shall be determined by arbitration in accordance with the rules of either JAMS or AAA (at the option of the party initiating the arbitration) and Title 9 of the U. S. Code, notwithstanding any other choice of law provision in the Subject Documents. All statutes of limitations or any waivers contained herein which would otherwise be applicable shall apply to any arbitration proceeding under this subparagraph (a). The parties agree that related arbitration proceedings may be consolidated. The arbitrator shall prepare written reasons for the award. Judgment upon the award rendered may be entered in any court having jurisdiction. This subparagraph (a) shall apply only if, at the time of the proposed submission to AAA or JAMS, none of the obligations to Bank described in or covered by any of the Subject Documents are secured by real property collateral or, if so secured, all parties consent to such submission.

     (b) JURY WAIVER/JUDICIAL REFERENCE. If the controversy or claim is not submitted to arbitration as provided and limited in subparagraph (a), but becomes the subject of a judicial action, each party hereby waives its respective right to trial by jury of the controversy or claim. In addition, any party may elect to have all decisions of fact and law determined by a referee appointed by the court in accordance with applicable state reference procedures. The party requesting the reference procedure shall ask AAA or JAMS to provide a panel of retired judges and the court shall select the referee from the designated panel. The referee shall prepare written findings of fact and conclusions of law. Judgment upon the award rendered shall be entered in the court in which such proceeding was commenced.

     (c) PROVISIONAL REMEDIES, SELF HELP, AND FORECLOSURE. No provision of, or the exercise of any rights under, subparagraph (a) shall limit the right of any party to exercise self help remedies such as setoff, to foreclose against any real or personal property collateral, or to obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from a court having jurisdiction before, during or after the pendency of any mediation or arbitration. At Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage, or by judicial foreclosure. The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies or exercise of self help remedies shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to mediation or arbitration.

To the extent any provision of the dispute resolution clause is different than the terms of this Note, the terms of this dispute resolution clause shall prevail.

Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and obligations under the Loan Documents. In that connection, Bank may disclose all documents and information which Bank now or hereafter may have relating to this credit facility, Borrower, or any Guarantor or their business.

Borrower shall pay and protect, defend and indemnify Bank and Bank's employees, officers, directors, shareholders, affiliates, correspondents, agents and representatives (other than Bank, collectively "Agents") against, and hold Bank and each such Agent harmless from, all claims, actions, proceedings, liabilities, damages, losses, expenses (including, without limitation, attorneys' fees and costs) and other amounts incurred by Bank and each such Agent, arising from (i) the matters contemplated by this Note or any Loan Document or (ii) any contention that Borrower has failed to comply with any law, rule, regulation, order or directive applicable to Borrower's sales, leases or performance of services to Borrower's customers, including without limitation those sales, leases and services requiring consumer or other disclosures; PROVIDED, HOWEVER, that this indemnification shall not apply to any of the foregoing incurred solely as the result of Bank's or any Agent's gross negligence or willful misconduct. This indemnification shall survive the payment and satisfaction of all of Borrower's obligations and liabilities to Bank.

Borrower shall reimburse Bank for all costs and expenses, including without limitation reasonable attorneys' fees and disbursements (and fees and disbursements of Bank's in-house counsel) expended or incurred by Bank in any arbitration, mediation, judicial reference, legal action or otherwise in connection with (a) the negotiation, preparation, amendment, interpretation and enforcement of the Loan Documents, including without limitation during any workout, attempted workout, and/or in connection with the rendering of legal advice as to Bank's rights, remedies and obligations under the Loan Documents, (b) collecting any sum which becomes due Bank under any Loan Document, (c) any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal, or (d) the protection, preservation or enforcement of any rights of Bank. For the purposes of this section, attorneys' fees shall include, without limitation, fees incurred in connection with the following: (1) contempt proceedings; (2) discovery; (3) any motion, proceeding or other activity of any kind in connection with a bankruptcy proceeding or case arising out of or relating to any petition under Title 11 of the United States Code, as the same shall be in effect from time to time, or any similar law; (4) garnishment, levy, and debtor and third party examinations; and (5) postjudgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment.

Each Borrower is jointly and severally liable for the obligations evidenced by this Note, and all references to "Borrower" shall be to "each" or "any" Borrower as the context requires.

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This Note shall be governed by, and construed in accordance with, the laws of the State of California.

All terms and conditions set forth in the Financial Covenants/Financial Information Addendum(s) attached to this Note are incorporated by this reference.


ACCESS HEALTH, INC., A DELAWARE CORPORATION


By: /s/ J.V. Crisan
    ---------------------------

Title: SVP/CFO
       ------------------------

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THE BANK OF CALIFORNIA

                          ADDENDUM TO PROMISSORY NOTE
                  -FINANCIAL COVENANTS/FINANCIAL INFORMATION-

THIS ADDENDUM is attached to and made a part of that certain promissory note executed by ACCESS HEALTH, INC., A DELAWARE CORPORATION ("Borrower"), payable to the order of THE BANK OF CALIFORNIA, N.A. ("Bank"), in the principal amount of $3,000,000.00 and dated effective as of May 7, 1996 (the "Note").

The following provisions are hereby incorporated into the Note:

     1. FINANCIAL COVENANTS. So long as Borrower is indebted to Bank under this Note and until its performance of all obligations to Bank, Borrower will, unless Bank otherwise consents in writing:

         1.1 TANGIBLE NET WORTH/DEBT TO WORTH. Maintain a Tangible Net Worth of not less than $35,000,000.00; and not permit Borrower's total indebtedness to exceed .50 times the Borrower's Tangible Net Worth.

         1.2 EBITDA RATIO. Maintain a ratio of earnings before interest expense, charges against income for foreign, federal, state and local taxes, depreciation and amortization for the previous financial reporting period, to Borrower's interest expense plus principal debt service and dividends, at the time of determination, of at least 6.0 to 1.0.

     2. FINANCIAL STATEMENTS. So long as Borrower is indebted to Bank under this Note, Borrower shall provide to Bank the following financial information, which Borrower warrants shall be accurate and complete in all material respects and prepared in accordance with generally accepted accounting principles and practices, consistently applied:

         INTERIM FINANCIAL STATEMENTS

         As soon as available, but no later than 90 days after the end of each quarter, Borrower's balance sheet as of the end of such period, and Borrower's income statement for such period and for that portion of Borrower's financial reporting year ending with such period, prepared and attested by a responsible financial officer of Borrower as being complete and correct and fairly presenting Borrower's financial condition and the results of Borrower's operations.

         YEAR-END FINANCIAL STATEMENTS

         As soon as available, but no later than 90 days after the end of each financial reporting year, a complete copy of Borrower's audit report, which shall include balance sheet, income statement, statement of changes in equity and statement of cash flows for such year, prepared and certified by an independent certified public accountant selected by Borrower and satisfactory to Bank (the "Accountant"). The Accountant's certification shall not be qualified or limited due to a restricted or limited examination by the Accountant of any material portion of Borrower's records or otherwise. The certification shall include, or be accompanied by, a statement from the Accountant that during the examination there was observed no Event of Default, or a statement of the Event of Default if any is found. Borrower shall not change its financial reporting year end from the current September 30th without Bank's prior written consent.

         Except as otherwise provided in this Note, accounting terms, and financial covenants and information, shall be determined and prepared in accordance with GAAP as in effect on the date of this Note.

         GOVERNMENT REQUIRED REPORTS.

         Promptly after sending, making available, or filing, copies of all reports, proxy statements and financial statements that Borrower sends or makes available to its stockholders and all registration statements and reports that Borrower files with the Securities and Exchange Commission or any other governmental or regulatory authority.

         OTHER FINANCIAL INFORMATION

         Such other statements, lists of property and accounts, budgets, forecasts, reports or other financial information as Bank may from time to time request.

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     3.  DEFINITIONS

     The following definitions shall be applicable to both the singular and plural forms of the defined terms.

         "ACCOUNTS" means all rights to the payment of money now owned or hereafter acquired by Borrower, whether due or to become due and whether or not earned by performance, including but not limited to, accounts, chattel paper, instruments, and general intangibles.

         "AFFILIATE" means any Person which directly or indirectly controls, is controlled by, or is under common control with, Borrower. "Control", "controlled by" and "under common control with" means direct or indirect possession of the power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided that control shall be conclusively presumed when any Person or affiliated group directly or indirectly owns five percent or more of the securities having ordinary voting power for the election of directors of a corporation.

         "GAAP" means generally accepted accounting principles and practices consistent with those principles and practices promulgated or adopted by the Financial Accounting Standards Board and the Board of the American Institute of Certified Public Accountants, their respective predecessors and successors. Each accounting term used but not otherwise expressly defined herein shall have the meaning given it by GAAP.

         "RELATED PERSON" means an Affiliate of Borrower, or any officer, employee, director or shareholder of Borrower or any Affiliate, or a relative of any of them.

         "TANGIBLE NET WORTH", means the net book value of (a) all Borrower's assets, exclusive of intangibles, and loans to and notes and receivables from Related Persons, minus (b) all Borrower's liabilities determined in accordance with GAAP.

IN WITNESS WHEREOF, the undersigned has executed this Addendum the first date set forth above.


ACCESS HEALTH, INC., A DELAWARE CORPORATION


By: /s/ J.V. Crisan
    ---------------------------

Title: SVP/CFO
       ------------------------

[LETTERHEAD]


May 7, 1996


ACCESS HEALTH, INC.
11020 White Rock Rd.
Rancho Cordova, CA 95670


RE:  EURODOLLAR RATE OPTION AGREEMENT
     --------------------------------

Dear Sirs:

As of this date, you, ACCESS HEALTH, INC., A DELAWARE CORPORATION, have with The Bank of California, N.A. ("Bank") a credit facility in the maximum principal amount of $3,000,000.00, as such amount may change in accordance with its terms ("Credit Facility"), the terms and conditions of which are governed by a promissory note and/or loan agreement and various other documents ("Loan Documents"). In conjunction with your current Credit Facility, Bank is pleased to offer you a chance to participate in a special commercial pricing program.

1.  AVAILABILITY AND MATURITY

Bank usually extends financing based on a fluctuating rate that changes with the rate Bank announces to be in effect from time to time as its prime rate ("Prime Rate"). The Prime Rate is a rate set by Bank based on various factors, including general economic and market conditions, and is used as a reference point in pricing certain loans. Bank may price its loans at, above or below the Prime Rate.

In contrast, Bank's "Eurodollar Rate" is a fixed rate (more fully defined below) Bank offers from time to time which, if you accept this proposal, will apply to all or such portion of the principal amount outstanding under the Credit Facility ("Covered Amount") and for such time periods as you and Bank shall mutually agree. Pricing tied to the Eurodollar Rate is available for periods of 1, 2, 3, 6, 9 or 12 months (each a "Period"), provided, however, that no Period shall have a maturity date subsequent to the scheduled maturity date for the Credit Facility. This pricing may be applied to increments of $100,000 or more outstanding under the Credit Facility.

Bank's "Eurodollar Rate" is, for each Period, a rate comprised of (a) the rate of interest at which Dollar deposits for such period and in such amount would be offered to Bank in the Eurodollar Market at a time selected by Bank prior to the commencement of the relevant Period, adjusted for the then maximum reserve, capital adequacy, deposit insurance, and similar requirements that under any circumstance could be applicable to Bank pursuant to applicable law or regulation, and other amounts associated with Bank's costs and desired return; plus (b) a margin equal to 2.75%. The Eurodollar Market is the market in which the buying and selling of United States Dollar deposits booked outside the United States of America occurs among the international banking community.

Bank's Eurodollar Rate is available and may be accepted only at the time quoted by Bank for the applicable Period beginning two (2) Banking Days hence. Due to changes in legal, regulatory, economic or market conditions, Bank may at any time determine that pricing based on the Eurodollar Rate is not available, and thus, may be unable to offer such a rate.

2.  QUOTE, EURODOLLAR RATE, AND PAYMENTS

For a quote of Bank's Eurodollar Rate which would apply to the specified Covered Amount and Period, you may call Bank's Sacramento Regional Office office between 8:00 a.m. and 11:00 a.m. Pacific time on any day on which such office and Bank's San Francisco main office are open for business to the public (each a "Banking Day"). As the Eurodollar Rate is established two (2) Banking Days prior to the first day of the requested Period, you must call at least two (2) Banking Days prior to such date. If you accept the Eurodollar Rate when offered, that rate will apply to such Covered Amount for the applicable Period. Interest shall be calculated for actual days elapsed on the basis of a three hundred and sixty (360) day year.

During any Period, you agree to pay interest on the Covered Amount at the Eurodollar Rate on the 1st day of each consecutive month beginning the first such date after the commencement of the Period, until the last day of the Period whether scheduled or accelerated ("Maturity Date"). During each Period, you must maintain under your Credit Facility a principal balance which is not a Covered Amount under any of your rate option agreements with Bank sufficient to cover each scheduled instalment of principal coming due during such Period under the Credit Facility. Should you have any obligation under any other Loan Document to repay any portion of the Credit Facility ("Obligation") that would conflict with your obligation under the preceding sentence ("Maintenance Obligation"), you shall nevertheless comply with the Obligation and not with the Maintenance Obligation, and you shall not be deemed in default hereunder. Nonetheless, payment of the Obligation shall be deemed to be a "Prepayment", as defined below, to the extent it repays a portion of a Covered Amount under this or any of your other rate option agreements you may have with Bank.

If, prior to a Maturity Date and while the Credit Facility is still available, you and Bank have not agreed that a new rate tied to the Eurodollar Rate shall apply to a Covered Amount, then, if the term of your Credit Facility extends beyond such Maturity Date, Bank's Prime Rate plus the applicable margin under the terms of your Credit Facility shall be automatically applicable to such Covered Amount.

Bank's records of the date, Covered Amount, Period, Eurodollar Rate, Maturity Date, and all payments of principal and interest and all other payments and amounts due under this letter agreement shall be conclusive and binding on you, absent obvious error.

3.  PREPAYMENT LIMITATION

    Do not sign this letter agreement before you read it. This letter agreement provides for payment of liquidated damages if you wish to repay the loan (Covered Amount) prior to the date provided for repayment under the Credit Facility.

Bank establishes the Eurodollar Rate with the understanding it will apply to the Covered Amount for the entire scheduled Period. If for any reason, including, without limitation, acceleration, foreclosure or prepayment, Bank receives all or any portion of a Covered Amount (each a "Prepayment") prior to the scheduled Maturity Date, then in consideration thereof you shall pay to Bank on demand:

    a. The amount, if any, by which the additional interest which would have been payable on the Prepayment exceeds the interest which Bank would receive had it placed an amount equal to the Prepayment, in United States Dollars, on deposit in the Eurodollar Market (or, at Bank's sole discretion, invested such amount in a domestic certificate of deposit issued by an institution rated at least "investment grade" or "A" by Moody's or any successor rating agency) for a period equal to the period of time remaining until the maturity of the applicable Period. Should the scheduled maturity fall between two periods for which rates are quoted or available to Bank, then Bank, in its sole discretion, shall interpolate this rate; and

    b. Any other out of pocket costs to Bank associated with funding or maintaining the Covered Amount.

Bank shall provide you a statement of the amount payable on account of each Prepayment, which statement shall be a conclusive and binding determination of the amount owed by you for such Prepayment, absent obvious error. All Prepayments, subject to this Section 3, shall be applied on the most remote instalment or instalments of principal then unpaid on the Credit Facility being prepaid.

You acknowledge that any Prepayment may result in Bank incurring additional costs, expenses or liabilities. Therefore, you agree to pay the above-described liquidated damages and agree that said amount is a reasonable estimate of the costs, expenses and liabilities of Bank associated with each Prepayment.

4.  SPECIAL FUNDING PROVISIONS

If at any time Bank determines that:

    a. United States Dollar deposits in principal amounts similar to the Covered Amount bearing interest at the Eurodollar Rate and for periods equal to the relevant Period are not available in the Eurodollar Market;

    b. The Eurodollar Rate does not cover the cost to Bank of making, funding or maintaining the Covered Amount at the Eurodollar Rate during any Period;

    c. Any change in financial, political or economic conditions or currency exchange rates makes it impractical for Bank to make, fund or maintain the Covered Amount at the Eurodollar Rate during any Period; or

    d. Any change in applicable law or regulation or in the interpretation thereof (whether or not having the force of law) makes it unlawful or impractical for Bank to make, fund or maintain the Covered Amount at the Eurodollar Rate, then Bank shall promptly give notice thereof to you and as of the date stated in such notice, the Eurodollar Rate option shall terminate, and Bank's Prime Rate plus the applicable margin under the terms of your Credit Facility shall be automatically applicable to the relevant Covered Amount through the end of the relevant Period.

5.  RESERVES, DEPOSIT INSURANCE, CAPITAL ADEQUACY

You shall additionally compensate Bank upon demand for all costs incurred, or losses suffered, including without limitation lost profits, by reason of:

    a. any and all increases in reserve, deposit insurance, capital adequacy or similar requirements against (or against any class of or change in or in the amount of) the assets or liabilities of Bank, deposits with or for the account of Bank, or loans by Bank, imposed by any governmental or regulatory authority (whether or not having the force of law) in connection with a Covered Amount bearing interest at the Eurodollar Rate; or

    b. compliance by Bank with any direction, requirement or request from any governmental or regulatory authority (whether or not having the force of law) in connection with a Covered Amount bearing interest at the Eurodollar Rate to the extent any such costs have not been previously blended or adjusted into the Eurodollar Rate.

Bank shall provide you with a written statement of the amount and basis of its request for compensation under this Section, which statement shall be a conclusive and binding determination of the amount owed by you, absent obvious error.

6.  TAXES

    a. If at any time any taxes, fees or other charges of any nature are imposed by any governmental or regulatory authority on any aspect of the transactions referred to in this letter agreement including without limitation all stamp or documentation duties (collectively, "Taxes"), you shall pay such Taxes directly, or compensate Bank for such payment, as set forth below, except for such Taxes as are imposed on Bank's net income.

    b. In the event you are prohibited by operation of law from making payments or reimbursements to Bank without making such deductions or paying, or causing to be paid, any and all Taxes, you shall pay to Bank upon demand such additional amounts as may be necessary in order to reimburse Bank for Taxes paid by Bank on your behalf such that the aggregate net amounts received by Bank shall equal the amounts which would have been received if such deduction or withholding had not been required.

    c. You shall confirm that all applicable Taxes shall have been paid to appropriate taxing authorities or agencies by sending official tax receipts or notarized copies of such receipts to Bank within thirty (30) days after payment of any Taxes. Should Bank receive notice of any such liability for Taxes, Bank will promptly so inform you.

7.  GENERAL PROVISIONS

    a. To the extent interest rates, prepayment provisions and times for payment of interest established under this letter agreement are different than the terms of the note evidencing the Credit Facility, the terms of this letter agreement shall prevail. All other provisions of the Loan Documents remain in full force and effect.

    b. This letter agreement shall be governed by the laws of the State of California.

    c. This letter agreement, and all confirmations provided hereunder, evidence the entire agreement of the parties on the matters covered herein, and supersede all prior understandings and agreements.

If you would like to participate in Bank's Eurodollar Rate Option program, please execute the enclosed duplicate original of this letter and return it to Bank, on or before May 17, 1996, at which time the option granted in this letter will otherwise expire.

The Bank is pleased to serve you.

Very truly yours,

THE BANK OF CALIFORNIA, N.A.


By:
    ---------------------------
           Kingman Tsang

Title: Vice President



ACCEPTED AND AGREED:


ACCESS HEALTH, INC., A DELAWARE CORPORATION


By: /s/ J.V. Crisan
    ---------------------------

Title: SVP/CFO
       ------------------------

Dated: May 23, 1996
       ------------------------

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